UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Special Meeting November 4.

We need your vote.

Please ensure your voice is heard by voting today.

Dear Acorda stockholder:

The special meeting of Acorda stockholders is this Friday, November 4, 2022. The time to vote is NOW! Please vote your shares today!

Support Acorda’s Business Plan

Your Board of Directors, ISS and Glass Lewis, all recommend that you vote “FOR” the Reverse Stock Split (proposal 2). Approval of the Reverse Stock Split proposal is key to Acorda’s ability to execute its business plan.

Acorda issued a press release on October 27, 2022 on its long-term business plan and financial guidance through 2027, which we encourage you to review prior to your vote at the special meeting.

Acorda has developed a long-term business plan to increase the value of the Company, focused on growing INBRIJA® (levodopa inhalation powder), maximizing AMPYRA® (dalfampridine), and implementing additional operational and manufacturing efficiencies. Acorda has substantial liquidity which the Company expects will allow it to execute on this business plan.

Your vote is critically important. Please vote today. Vote FOR approval of the Reverse Split proposal to support execution of Acorda’s long-term business plan.

Internet voting and voting by the QR code you received are the quickest ways to vote. Otherwise please contact D.F. King for assistance voting your shares at 1-800-967-5051 or via email at ACOR@dfking.com.

How Shareholders Can Vote:

You are encouraged to cast your vote promptly “FOR” the Reverse Stock Split proposal without further delay.

Online: www.proxyvote.com Please have the control number that was sent to you in the mail.

By QR Code: Please vote using the QR code you received by email or on the voting instruction form.

By phone: Call 1-800-967-5051, Monday—this Thursday 9am—10pm ET only.

Mail: Sign, date, and return your proxy card in the postage-paid, stamped envelope provided, but make sure your vote is delivered by Thursday of this week.